Ann T. Scott 303-460-3537, ascott@ball.com Bradford Walton 415-254-7168, Bradford.Walton@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Brandon Potthoff 303-460-2120, bpotthof@ball.com Media Contact: Bradford Walton 415-254-7168, Bradford.Walton@ball.com

Ball Reports Second Quarter 2024 Results

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Highlights

●Second quarter U.S. GAAP total diluted earnings per share of 51 cents vs. 55 cents in 2023
●Second quarter comparable diluted earnings per share of 74 cents vs. 61 cents in 2023
●Global beverage can shipments increased 2.8% and global aluminum aerosol shipments increased 5.6%
●Returned $790 million to shareholders via share repurchases and dividends in the first half of 2024; on track to return in excess of $1.6 billion to shareholders by year-end
●In 2024 and beyond, positioned to advance the use of sustainable aluminum packaging, grow comparable diluted earnings per share, generate strong free cash flow and expand long-term return of value to shareholders

WESTMINSTER, Colo., August 1, 2024 – Ball Corporation (NYSE: BALL) today reported second quarter results. References to net sales and comparable operating earnings in today’s release do not include the company’s former aerospace business. Year-over-year net earnings attributable to the corporation and comparable net earnings do include the performance of the company’s former aerospace business through the sale date of February 16, 2024. On a U.S. GAAP basis, the company reported, second quarter 2024 net earnings attributable to the corporation of $158 million (including a net after-tax loss of $74 million, or 23 cents per diluted share for business consolidation and other non-comparable items) or total diluted earnings per share of 51 cents, on sales of $2.96 billion, compared to $173 million net earnings attributable to the corporation, or total diluted earnings per share of 55 cents (including a net after-tax loss of $21 million, or 6 cents per diluted share for business consolidation and other non-comparable items) on sales of $3.07 billion in 2023. Results for the first six months of 2024 were net earnings attributable to the corporation of $3.84 billion (including a net after-tax gain of $3.39 billion for the aerospace business sale, business consolidation and other non-comparable items), or total diluted earnings per share of $12.21, on sales of $5.83 billion compared to $350 million, or total diluted earnings per share of $1.10, on sales of $6.05 billion for the first six months of 2023.

Ball’s second quarter and year-to-date 2024 comparable earnings per diluted share were 74 cents and $1.43, respectively, versus second quarter and year-to-date 2023 comparable earnings per diluted share of 61 cents and $1.30, respectively.

“We delivered strong second quarter results and returned $790 million to shareholders in the first half of 2024. Leveraging our strong financial position and leaner operating model, the company remains uniquely positioned to enable our purpose of advancing the greater use of sustainable aluminum packaging. We continue to complement our purpose by driving innovation and sustainability on a global scale, unlocking additional manufacturing efficiencies and enabling consistent delivery of high-quality, long-term shareholder value creation,” said Daniel W.

Fisher, chairman and chief executive officer.

Details of reportable segment comparable operating earnings, business consolidation and other activities, business segment descriptions and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release. References to volume data represent units shipped.

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, segment comparable operating earnings for second quarter 2024 were $210 million on sales of $1.47 billion compared to $175 million on sales of $1.54 billion during the same period in 2023. Second quarter sales reflect the contractual pass through of lower aluminum costs partially offset by higher volumes.

Second quarter segment comparable operating earnings increased year-over-year primarily due to lower costs and higher volumes of 1.1 percent in the second quarter. Aluminum beverage cans continue to outperform other substrates. Going forward, growth supported by business development efforts and innovation across diverse beverage categories, additional benefits from fixed and variable cost-out initiatives and improved operational efficiencies are expected to improve results throughout 2024 and beyond.

Beverage Packaging, EMEA

Beverage packaging, EMEA, segment comparable operating earnings for second quarter 2024 were $113 million on sales of $880 million compared to $98 million on sales of $920 million during the same period in 2023. Second quarter sales reflect the contractual pass through of lower aluminum costs.

Second quarter comparable operating earnings reflect 6.5 percent higher volumes and favorable price/mix partially offset by higher year-over-year costs. Packaging mix shift to aluminum cans supported by ongoing packaging legislation in certain countries continues to be a driver of aluminum beverage packaging growth. Going forward, sustainability tailwinds and seasonal trends are anticipated to improve demand throughout the year.

Beverage Packaging, South America

Beverage packaging, South America, segment comparable operating earnings for second quarter 2024 were $37 million on sales of $422 million compared to $30 million on sales of $405 million during the same period in 2023. Second quarter sales reflect lower volumes more than offset by price/mix.

Second quarter segment comparable operating earnings increased year-over-year driven by favorable price/mix partially offset by the impact of continuing disruptive economic and operating conditions in Argentina driving total segment volumes lower by 3.2 percent in the second quarter. In Argentina, the company continues to serve customers and assess risks given the dynamic economic and policy environment. Across South America multi-year customer initiatives to increase the use of sustainable aluminum packaging are expected to continue.

Non-reportable

Included within undistributed corporate expenses are corporate interest income, incremental compensation cost from the successful sale of the aerospace business, the results of the company’s global aluminum aerosol business, beverage can manufacturing facilities in India, Saudi Arabia and Myanmar and the company’s aluminum cup business.

Second quarter 2024 improved results reflect lower year-over-year undistributed corporate expenses partially offset by lower comparable operating earnings for the aluminum packaging businesses in other non-reportable. Volume in the company’s global extruded aluminum bottles and aerosol containers business increased 5.6 percent in the second quarter. The company’s global aluminum aerosol, aluminum bottle and cups customers continue to collaborate with Ball to activate growth opportunities and tailored offerings for personal and home care brands, refill and reuse packaging for water, other beverages and venue specific needs to advance the circular economy.

Outlook

“Our global business performance remains strong and on track to deliver or exceed against our stated goals. We are now on track to return in excess of $1.6 billion to shareholders in 2024. By consistently executing on our plans to drive continuous improvement and operational excellence, our resulting strong free cash flow will allow us to return significant value to shareholders while also prudently investing in our business over the years to come,” said Howard Yu, executive vice president and chief financial officer.

“The team is operating at a high level and is focused on executing our enterprise-wide strategy with purpose and pace to advance aluminum packaging and to consistently deliver high-quality results, products and returns. In 2024, we are positioned to achieve mid-single digit plus comparable diluted earnings per share growth, generate strong free cash flow and EVA while also returning significant value to shareholders through a combination of share repurchases and dividends following the sale of the company’s aerospace business. We will continue to leverage the strengths of our best-in-class footprint, product portfolio and operational talent. I want to thank our employees for their hard work to consistently deliver comparable diluted earnings per share growth greater than 10 percent per annum in 2025 and beyond,” Fisher said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers. Ball Corporation employs 16,000 people worldwide and reported 2023 net sales of $12.06 billion, which excludes the divested aerospace business. For more information, visit www.ball.com, or connect with us on Facebook or X (Twitter).

Conference Call Details

Ball Corporation (NYSE: BALL) will hold its second quarter 2024 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is +1 877-497-9071. International callers should dial +1 201-689-8727. Please use the following URL for a webcast of the live call:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=K0QYImmO

For those unable to listen to the live call, a webcast replay and written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news and presentations."

Forward-Looking Statement

This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," and similar expressions typically identify forward looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements, and they should be read in conjunction with, and qualified in their entirety by, the cautionary statements referenced below. Ball undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in Ball's Form 10-K, which are available on Ball's website and at www.sec.gov. Additional factors that might affect: a) Ball's packaging segments include product capacity, supply, and demand constraints and fluctuations and changes in consumption patterns; availability/cost of raw materials, equipment, and logistics; competitive packaging, pricing and substitution; changes in climate and weather and related events such as drought, wildfires, storms, hurricanes, tornadoes and floods; footprint adjustments and other manufacturing changes, including the startup of new facilities and lines; failure to achieve synergies, productivity improvements or cost reductions; unfavorable mandatory deposit or packaging laws; customer and supplier consolidation; power and supply chain interruptions; changes in major customer or supplier contracts or loss of a major customer or supplier; inability to pass through increased costs; war, political instability and sanctions, including relating to the situation in Russia and Ukraine and its impact on Ball's supply chain and its ability to operate in Europe, the Middle East and Africa regions generally; changes in foreign exchange or tax rates; and tariffs, trade actions, or other governmental actions, including business restrictions and orders affecting goods produced by Ball or in its supply chain, including imported raw materials; and b) Ball as a whole include those listed above plus: the extent to which sustainability-related opportunities arise and can be capitalized upon; changes in senior management, succession, and the ability to attract and retain skilled labor; regulatory actions or issues including those related to tax, environmental, social and governance reporting, competition, environmental, health and workplace safety, including U.S. Federal Drug Administration and other actions or public concerns affecting products filled in Ball's containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; the ability to manage cyber threats; litigation; strikes; disease; pandemic; labor cost changes; inflation; rates of return on assets of Ball's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies, including policies, orders, and actions related to COVID-19; reduced cash flow; interest rates affecting Ball's debt; successful or unsuccessful joint ventures, acquisitions and divestitures, and their effects on Ball's operating results and business generally.

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Ball Corporation

Condensed Financial Statements (Second Quarter 2024)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per share amounts)	2024	2023	2024	2023

Net sales	$2,959	$3,067	$5,833	$6,048

Cost of sales (excluding depreciation and amortization)	(2,357)	(2,506)	(4,640)	(4,938)
Depreciation and amortization	(152)	(150)	(310)	(297)
Selling, general and administrative	(139)	(157)	(376)	(276)
Business consolidation and other activities	(60)	6	(86)	(14)
Interest income	18	7	44	11
Interest expense	(68)	(116)	(161)	(229)
Debt refinancing and other costs	(1)	—	(3)	—

Earnings before taxes	200	151	301	305
Tax (provision) benefit	(49)	(29)	(76)	(62)
Equity in results of affiliates, net of tax	8	3	13	10
Earnings from continuing operations	159	125	238	253
Discontinued operations, net of tax	—	48	3,607	100

Net earnings	159	173	3,845	353

Net earnings attributable to noncontrolling interests, net of tax	1	—	2	3

Net earnings attributable to Ball Corporation	$158	$173	$3,843	$350

Earnings per share:
Basic - continuing operations	$0.51	$0.40	$0.76	$0.79
Basic - discontinued operations	—	0.15	11.55	0.32
Total basic earnings per share	$0.51	$0.55	$12.31	$1.11

Diluted - continuing operations	$0.51	$0.40	$0.75	$0.79
Diluted - discontinued operations	—	0.15	11.46	0.31
Total diluted earnings per share	$0.51	$0.55	$12.21	$1.10

Weighted average shares outstanding (000s):
Basic	309,269	314,561	312,109	314,400
Diluted	311,964	316,867	314,690	316,764

Ball Corporation

Condensed Financial Statements (Second Quarter 2024)

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
($ in millions)	2024	2023

Cash Flows from Operating Activities:
Net earnings	$3,845	$353
Depreciation and amortization	319	336
Business consolidation and other activities	86	14
Deferred tax provision (benefit)	185	(23)
Gain on Aerospace disposal	(4,695)	-
Pension contributions	(15)	(9)
Other, net	23	15
Changes in working capital components, net of dispositions	(743)	(325)
Cash provided by (used in) operating activities	(995)	361
Cash Flows from Investing Activities:
Capital expenditures	(260)	(608)
Business dispositions, net of cash sold	5,422	-
Other, net	42	4
Cash provided by (used in) investing activities	5,204	(604)
Cash Flows from Financing Activities:
Changes in borrowings, net	(2,729)	756
Acquisitions of treasury stock	(665)	(3)
Dividends	(125)	(126)
Other, net	23	17
Cash provided by (used in) financing activities	(3,496)	644
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(75)	9
Change in cash, cash equivalents and restricted cash	638	410
Cash, cash equivalents and restricted cash - beginning of period	710	558
Cash, cash equivalents and restricted cash - end of period	$1,348	$968

Ball Corporation

Condensed Financial Statements (Second Quarter 2024)

Unaudited Condensed Consolidated Balance Sheets

	June 30,
($ in millions)	2024	2023

Assets
Current assets
Cash and cash equivalents	$1,346	$955
Receivables, net	2,711	2,010
Inventories, net	1,426	1,954
Other current assets	229	178
Current assets held for sale	40	338
Total current assets	5,752	5,435
Property, plant and equipment, net	6,547	6,621
Goodwill	4,190	4,229
Intangible assets, net	1,159	1,316
Other assets	1,313	1,730
Noncurrent assets held for sale	—	840

Total assets	$18,961	$20,171

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$276	$2,245
Payables and other accrued liabilities	4,613	4,344
Current liabilities held for sale	—	337
Total current liabilities	4,889	6,926
Long-term debt	5,517	7,507
Other long-term liabilities	1,572	1,628
Noncurrent liabilities held for sale	—	205
Equity	6,983	3,905

Total liabilities and equity	$18,961	$20,171

Ball Corporation

Notes to the Condensed Financial Statements (Second Quarter 2024)

1. U.S. GAAP Measures

Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas.

On February 16, 2024, the company completed the divestiture of its aerospace business. The transaction represents a strategic shift; therefore, the company’s consolidated financial statements reflect the aerospace business’ financial results as discontinued operations for all periods presented. The aerospace business was historically presented as a reportable segment. Effective as of the first quarter of 2024, the company reports its financial performance in the three reportable segments outlined below: (1) beverage packaging, North and Central America; (2) beverage packaging, Europe, Middle East and Africa (beverage packaging, EMEA) and (3) beverage packaging, South America.

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, EMEA: Consists of operations in numerous countries throughout Europe, as well as Egypt and Turkey, that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, South America: Consists of operations in Brazil, Argentina, Paraguay and Chile that manufacture and sell aluminum beverage containers throughout most of South America.

Other consists of a non-reportable operating segment (beverage packaging, other) that manufactures and sells aluminum beverage containers in India, Saudi Arabia and Myanmar; a non-reportable operating segment that manufactures and sells extruded aluminum aerosol containers and recloseable aluminum bottles across multiple consumer categories as well as aluminum slugs (aerosol packaging) throughout North America, South America, Europe, and Asia; a non-reportable operating segment that manufactures and sells aluminum cups (aluminum cups); undistributed corporate expenses; and intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

In the third quarter of 2023, Ball entered into a Stock Purchase Agreement (Agreement) with BAE Systems, Inc. (BAE) and, for the limited purposes set forth therein, BAE Systems plc, to sell all outstanding equity interests in Ball’s aerospace business. On February 16, 2024, the company completed the divestiture of the aerospace business for a purchase price of $5.6 billion, subject to working capital adjustments and other customary closing adjustments under the terms of the Agreement. The company is in the process of finalizing the working capital adjustments and other customary closing adjustments with BAE, which is currently expected to be completed in 2024 and may adjust the final cash proceeds and gain on sale amounts. The divestiture resulted in a pre-tax gain of $4.67 billion, which is net of $20 million of costs to sell incurred and paid in 2023 related to the disposal. Cash proceeds received at close from the sale of $5.42 billion, net of the cash disposed, are presented in business dispositions, net of cash sold, in the unaudited condensed consolidated statement of cash flows for the six months ended June 30, 2024. The company expects to pay approximately $1.00 billion in income taxes related to the transaction throughout 2024, of which $461 million has been paid as of June 30, 2024. The remaining amount of income taxes related to the transaction is recorded in payables and other accrued liabilities in the unaudited condensed consolidated balance sheet. Additionally, the completion of the divestiture resulted in the removal of the aerospace business from the company’s obligor group, as the business no longer guarantees the company’s senior notes and senior credit facilities.

Ball Corporation

Notes to the Condensed Financial Statements (Second Quarter 2024)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2024	2023	2024	2023

Net sales
Beverage packaging, North and Central America	$1,469	$1,537	$2,872	$3,041
Beverage packaging, EMEA	880	920	1,690	1,754
Beverage packaging, South America	422	405	904	855
Reportable segment sales	2,771	2,862	5,466	5,650
Other	188	205	367	398
Net sales	$2,959	$3,067	$5,833	$6,048

Comparable segment operating earnings
Beverage packaging, North and Central America	$210	$175	$402	$358
Beverage packaging, EMEA	113	98	198	171
Beverage packaging, South America	37	30	92	80
Reportable segment comparable operating earnings	360	303	692	609
Reconciling items
Other (a)	2	(8)	(70)	7
Business consolidation and other activities	(60)	6	(86)	(14)
Amortization of acquired Rexam intangibles	(33)	(34)	(71)	(68)
Interest expense	(68)	(116)	(161)	(229)
Debt refinancing and other costs	(1)	—	(3)	—
Earnings before taxes	$200	$151	$301	$305

(a)	Includes undistributed corporate expenses, net, of $21 million and $32 million for the three months ended June 30, 2024 and 2023, respectively, and $117 million and $42 million for the six months ended June 30, 2024 and 2023, respectively. For the three and six months ended June 30, 2024, undistributed corporate expenses, net, include $3 million and $82 million of incremental compensation cost from the successful sale of the aerospace business consisting of cash bonuses and stock based compensation, respectively. For the three and six months ended June 30, 2024, undistributed corporate expenses, net, also include $12 million and $29 million of corporate interest income, respectively.

Discontinued Operations

The following table presents components of discontinued operations, net of tax for the three and six months ended June 30, 2024 and 2023:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2024	2023	2024	2023

Net sales	$—	$499	$261	$1,007

Cost of sales (excluding depreciation and amortization)	—	(410)	(214)	(823)
Depreciation and amortization	—	(20)	(9)	(39)
Selling, general and administrative	—	(15)	(11)	(31)
Interest expense	—	1	—	1
Gain on disposition	—	—	4,695	—
Tax (provision) benefit	—	(7)	(1,115)	(15)
Discontinued operations, net of tax	$—	$48	$3,607	$100

Ball Corporation

Notes to the Condensed Financial Statements (Second Quarter 2024)

2. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort. We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other costs, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items. These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA) - Comparable EBITDA is earnings before interest expense, taxes, depreciation and amortization, business consolidation and other non-comparable items.

Comparable Operating Earnings - Comparable Operating Earnings is earnings before interest expense, taxes, business consolidation and other non-comparable items.

Comparable Net Earnings - Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable items after tax.

Comparable Diluted Earnings Per Share - Comparable Diluted Earnings Per Share is Comparable Net Earnings divided by diluted weighted average shares outstanding.

Net Debt - Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements.

Free Cash Flow - Free Cash Flow is typically derived directly from the company's cash flow statements and is defined as cash flows from operating activities less capital expenditures; and, it may be adjusted for additional items that affect comparability between periods. Free Cash Flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

Adjusted Free Cash Flow - Adjusted Free Cash Flow is defined as Free Cash Flow adjusted for payments made for income tax liabilities related to the Aerospace disposition and other material dispositions. Adjusted Free Cash Flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire Adjusted Free Cash Flow amount is available for discretionary expenditures.

We use Comparable EBITDA, Comparable Operating Earnings, Comparable Net Earnings, and Comparable Diluted Earnings Per Share internally to evaluate the company's operating performance. Ball management uses Interest Coverage (Comparable EBITDA to interest expense) and Leverage (Net Debt to Comparable EBITDA) as metrics to monitor the credit quality of Ball Corporation. Management internally uses free cash flow measures to: (1) evaluate the company's liquidity, (2) evaluate strategic investments, (3) plan stock buyback and dividend levels and (4) evaluate the company's ability to incur and service debt. Note that when non-U.S. GAAP measures exclude amortization of acquired Rexam intangibles, the measures include the revenue of the acquired entities and all other expenses unless otherwise stated and the acquired assets contribute to revenue generation.

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “Financials” tab.

A summary of the effects of non-comparable items on after tax earnings is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per share amounts)	2024	2023	2024	2023

Net earnings attributable to Ball Corporation	$158	$173	$3,843	$350
Facility closure costs and other items (1)	60	(6)	86	14
Amortization of acquired Rexam intangibles	33	34	71	68
Debt refinancing and other costs	1	—	3	—
Non-comparable tax items	(23)	(7)	1,059	(21)
Gain on Aerospace disposal (2)	—	—	(4,695)	—
Aerospace disposition compensation (3)	3	—	82	—
Comparable Net Earnings	$232	$194	$449	$411
Comparable Diluted Earnings Per Share	$0.74	$0.61	$1.43	$1.30

(1)	The charges for the three and six months ended June 30, 2024, were primarily composed of costs related to two plant closures and the company’s activities to establish its new operating model. First, in the second quarter of 2024, Ball recognized additional costs

Ball Corporation

Notes to the Condensed Financial Statements (Second Quarter 2024)

related to the previously announced permanent cease of production at the Santa Cruz, Brazil, aluminum beverage can manufacturing facility. Costs recorded were primarily composed of costs to scrap remaining assets or write them down to their sellable value. Second, in the fourth quarter of 2023, Ball announced the planned closure of its aluminum beverage can manufacturing facility in Kent, Washington. Production permanently ceased at this facility in the first quarter of 2024. Costs recorded were primarily composed of amounts for employee severance and benefits, accelerated depreciation and other shutdown costs related to this closure. Third, in 2024, the company restructured its operating model and recorded charges primarily related to employee severance, employee benefits and other related items. The charges for the six months ended June 30, 2024, were partially offset by income from the receipt of insurance proceeds for replacement costs related to the 2023 fire at the company’s Verona, Virginia extruded aluminum slug manufacturing facility.

In the first quarter of 2023, Ball announced the planned closure of its aluminum beverage can manufacturing facility in Wallkill, New York. Production permanently ceased at this facility in the third quarter of 2023. The charges for the six months ended June 30, 2023, primarily were composed of costs for employee severance and benefits, accelerated depreciation and other shutdown costs related to this closure.

(2)	In the first quarter of 2024, the company recorded a pre-tax gain for the sale of the aerospace business.
(3)	The charges for the three and six months ended June 30, 2024, were composed of incremental compensation costs from the successful sale of the aerospace business, which consisted of cash bonuses and stock based compensation. These amounts were recorded in selling, general and administrative in the unaudited condensed consolidated statement of earnings.

A summary of the effects of non-comparable items on earnings before taxes is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2024	2023	2024	2023

Net earnings attributable to Ball Corporation	$158	$173	$3,843	$350
Net earnings attributable to noncontrolling interests, net of tax	1	—	2	3
Discontinued operations, net of tax	—	(48)	(3,607)	(100)
Earnings from continuing operations	159	125	238	253
Equity in results of affiliates, net of tax	(8)	(3)	(13)	(10)
Tax provision (benefit)	49	29	76	62
Earnings before taxes	200	151	301	305
Interest expense	68	116	161	229
Debt refinancing and other costs	1	—	3	—
Business consolidation and other activities	60	(6)	86	14
Aerospace disposition compensation	3	—	82	—
Amortization of acquired Rexam intangibles	33	34	71	68
Comparable Operating Earnings	$365	$295	$704	$616

Ball Corporation

Notes to the Condensed Financial Statements (Second Quarter 2024)

A summary of Comparable EBITDA, Net Debt, Interest Coverage and Leverage is as follows:

	Twelve	Less: Six	Add: Six
	Months Ended	Months Ended	Months Ended	Year Ended
	December 31,	June 30,	June 30,	June 30,
($ in millions, except ratios)	2023	2023	2024	2024

Net earnings attributable to Ball Corporation	$707	$350	$3,843	$4,200
Net earnings attributable to noncontrolling interests, net of tax	4	3	2	3
Discontinued operations, net of tax	(223)	(100)	(3,607)	(3,730)
Earnings from continuing operations	488	253	238	473
Equity in results of affiliates, net of tax	(20)	(10)	(13)	(23)
Tax provision (benefit)	146	62	76	160
Earnings before taxes	614	305	301	610
Interest expense	460	229	161	392
Debt refinancing and other costs	—	—	3	3
Business consolidation and other activities	133	14	86	205
Aerospace disposition compensation	—	—	82	82
Amortization of acquired Rexam intangibles	135	68	71	138
Comparable Operating Earnings	1,342	616	704	1,430
Depreciation and amortization	605	297	310	618
Amortization of acquired Rexam intangibles	(135)	(68)	(71)	(138)
Comparable EBITDA	$1,812	$845	$943	$1,910

Interest expense	$(460)	$(229)	$(161)	$(392)

Total debt at period end				$5,793
Cash and cash equivalents				(1,346)
Net Debt				$4,447

Interest Coverage (Comparable EBITDA/Interest Expense)				4.9	x
Leverage (Net Debt/Comparable EBITDA)				2.3	x

A summary of free cash flow and adjusted free cash flow is as follows:

Six Months Ended
June 30,
($ in millions)	2024

Total cash provided by (used in) operating activities	$(995)
Less: Capital expenditures	(260)
Free Cash Flow	(1,255)
Add: Cash taxes paid for Aerospace disposition	461
Adjusted Free Cash Flow	$(794)